EXHIBIT 5.1

November 14, 2002

Chyron Corporation

5 Hub Drive

Melville, New York 11747
Re:	Chyron Corporation
Post Effective Amendment No. 2 to the
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Chyron Corporation, a New York corporation (the "Company"), in connection with the registration, pursuant to a Post-Effective Amendment No. 2 to the Registration Statement on Form S-8, dated March 20, 1996 as amended by Post-Effective Amendment No. 1 dated November 17, 1997 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration of an additional 2,500,000 shares (the "Company Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), which may be issued upon exercise of stock options pursuant to the Company's 1999 Incentive Compensation and 1995 Long Term Incentive Plan (the "Plan"). The Company Shares are in addition to 3,000,000 shares of Common Stock which were previously registered under the Registration Statement.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that if, as and when the Company Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the option agreements duly authorized under the Plans, the Company Shares will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the state of New York.

B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

C. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstances that may hereafter come to our attention.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.
AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.